Exhibit 5.3

July 13, 2005

Atlantic Express Transportation Corp.
7 North Street
Staten Island, New York 10302-1205

Re:  Atlantic Express Transportation Corp., et al

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to each of the corporations listed on Schedule A hereto (each, a “Massachusetts Guarantor” and, collectively, the “Massachusetts Guarantors”) in connection with (i) the issuance by Atlantic Express Transportation Corp., a New York corporation (the “Company”) of $105,000,000 in aggregate principal amount of the Company’s 12% Series B Senior Secured Notes due 2008 (the “12% Exchange Notes”), (ii) the issuance by the Company of $10,000,000 in aggregate principal amount of the Company’s Series B Senior Secured Floating Rate Notes due 2008 (the “Floating Rate Exchange Notes” and, together with the 12% Exchange Notes, the “Exchange Notes”) and (iii) the guarantees of the Exchange Notes (the “Guarantees”) by each of the Massachusetts Guarantors.  We have represented the Massachusetts Guarantors only in connection with the delivery of this opinion.

The Exchange Notes will be issued pursuant to an indenture, dated April 22, 2004 (the “Indenture”), by and among the Company, the Massachusetts Guarantors, the other guarantors named therein and The Bank of New York, as trustee (the “Trustee”).

In rendering this opinion, we have examined executed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.                                       the Indenture;

2.                                       the Exchange Notes; and

3.                                       the Guarantees executed by each Massachusetts Guarantor (collectively, the “Operative Documents”).

In addition, we have reviewed the Certificates of Incorporation and Bylaws of each of the Massachusetts Guarantors and certain resolutions of the Boards of Directors of each of the Massachusetts Guarantors, each certified to be true and correct as of June 20, 2005 by Jerome Dente, the duly elected and qualified Secretary of each of the Massachusetts Guarantors.

We have examined executed counterparts of the Operative Documents and other related documents and originals, or copies, the authenticity of which has been established to our satisfaction, of such other documents, corporate records, agreements and instruments and certificates of public officials and officers or representatives of the Company as we have deemed necessary as the basis for the opinions herein expressed.  As to the questions of fact material to such opinions, we have relied upon the representations of the Company and the Massachusetts Guarantors set forth in the Operative Documents.

In our examination of the aforesaid agreements, instruments, certificates, and other documents, we have assumed the genuineness of all signatures, the legal competence of all natural persons, that statements of fact made therein are accurate and complete, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.  We have assumed the valid authorization, execution and delivery of the Operative Documents by each party other than the Massachusetts Guarantors.

We express no opinion herein as to the laws of any other jurisdiction except the laws of the United States of America and the laws of the Commonwealth of Massachusetts.  In particular, we note that the Indenture and the Guarantees are stated to be governed by New York law.  Our opinion set forth below with respect to the enforceability of those documents is limited to the extent, if any, that Massachusetts law may bear on the enforceability of such obligations against Massachusetts corporations, but we do not express any opinion herein as to the enforceability of such obligations under New York law.

To the extent that the opinions relate to the enforceability of any agreement or document referred to herein, (i) we express no opinion as to the availability of equitable remedies, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or in law), (ii) the opinions are subject to the effect of applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and general principles of equity, and (iii) we express no opinion as to the enforceability of rights to indemnification or contribution in connection with violations of Federal or state securities laws.  In addition, certain laws and judicial decisions may affect the enforceability of certain rights and remedies provided for in the Guarantees, none of which laws or judicial decisions, however, will make the rights and remedies provided in the Guarantees inadequate for the practical realization of the principal benefits intended to be provided thereunder to the Holders, the Trustee and the Collateral Agent by the Guarantees.

We have not been requested to express, and with your knowledge and consent, do not render, any opinion as to the applicability to the obligations of the Guarantors under the Guarantees of Section 548 of the United States Bankruptcy Code or any applicable state law relating to fraudulent transfers and obligations.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications and assumptions herein specified, we are of the opinion that each Guarantee has been duly authorized by all necessary corporate action on the part of the applicable Massachusetts Guarantor and each Guarantee is a legal, valid and binding obligation of the applicable Guarantor, enforceable against it in accordance with its terms.

To the extent that the obligations of the Massachusetts Guarantors under the Guarantees may be dependent upon such matters, we assume for purposes of this opinion that each of the parties to the Indenture, other than the Massachusetts Guarantors, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; that value has been given to support the obligations of the Massachusetts Guarantors under the Guarantees; that the Indenture constitutes a legal, valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that each of the parties to the Indenture other than the Massachusetts Guarantors has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion is for your benefit in connection with the transactions contemplated by the Operative Documents and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Company's registration statement on Form S-4 and to the reference of our firm under the heading "Validity of the Securities."

Very truly yours,

/s/ Day, Berry & Howard LLP

WAH/BLH

SCHEDULE A

Massachusetts Guarantors

Airport Services, Inc.

Atlantic Express New England, Inc.

Fiore Bus Service, Inc.

Groom Transportation, Inc.

James McCarty Limo Service, Inc.

McIntire Transportation, Inc.

R. Fiore Bus Service, Inc.

Robert L. McCarthy & Son, Inc.

Transcomm, Inc.